LEASE

Party A: Shenzhen Our International Development Co. Ltd

Party B: Shenzhen Hyper Technology Inc.

Pursuant to PRC Contract Law and other relevant regulations, the Parties have agreed to the following terms and conditions, on which Party A leases its Property to Party B:

   1. Party A undertakes that the Property leased under this Lease is fully in conformity with all governing rules of China.

 　　2. Location, area, decoration and facility of the Property.

2.1 The leased Property is located at South Ke Yuan Avenue, High-Tech South 7 Street, Our Tech-Industrial Park, Nan Shan District, Shenzhen City (“Property”).

2.2 The total area of the Property is 4000sqm in two floors.

2.3 Based on the agreement between the Parties, the Property, when being leased, is an unfinished building without any decoration and affiliated facilities. Upon lease, Party B shall furnish the building with all necessary and affiliated facilities and decorate the same and complete its construction according to its design, requirements and needs at its own cost so as to make the Property in the state of normal use.

3. Party A represented that the Use Right Certificate of the land on which the Property is constructed had been obtained in the number of Shenfangdizi 4000159576 and approved to be used for industrial purpose. The Ownership Certificate of the Property shall be applied by Party A under Party B’s assistance once the construction of the Property is fully completed and examined by governing authority.

4. Term of the Lease and Usage of the Property

4.1 The term of this Lease is 20 years as from November 21, 2007 subject to a renewal at the terms and conditions so agreed by the Parties at the expiration of this Lease.

4.2 The Property shall be used for office and industrial purpose only.

5. Rent and its payment

　　5.1 The monthly rent of the Property is RMB 160,000, payable as of the subsequent month when the Property is ready for use after the completion of decoration and equipment and the Property passing the official examination. Party B is not responsible for rent during the period when completing the construction and decorating and equipping the Property.

5.2 The rent is payable tri-monthly. Party A shall issue official receipt once payment is received.

 　　 6. Relevant Fees and Taxes

6.1 Party A shall be responsible for the following fees and taxes during the term of the Lease:

All taxes incurred in relation to the Land and Property including without limitation Land use royalty, property tax, administrative charge for lease. Should governing authorities require any further charges in relation to this Lease not included in this Lease, Party A shall be responsible.

6.2 Party B shall be responsible for the utilities cost, management fees and other fees in relation to the maintenance and usage of the Property during the term of the Lease.

6.3. Party A shall not require any further fees not covered and included in this Lease.

 　　 7. Usage and Maintenance of the Property

7.1 During the term of Lease, Party A shall insure the quality and safety of the framework construction of the Property while Party B shall be responsible for the same of the construction and facilities completed by itself.

7.2 Upon expiration, if the Parties choose not to renew the Lease, Party B returns the Property without the need to return in the original shape, and Party A shall be responsible for maintenance of the parts and facilities constructed by Party B thereafter.

 　　8. Transfer of the Property and Sublease

8.1 Whereas the finished Property is composed by the framework constructed by Party A and the affiliated facilities and decoration installed and furbished by Party B, the Parties agreed that Paty A shall not transfer the Property without Party B’s prior written consent. In case Party B agrees the transfer, he is entitled to the right of first refusal at the same condition.

8.2. Party B is entitled to sublease the Property, in its entirety or in part, during the term of Lease without notice to Party A.

 　9. The Parties may terminate or modify the Lease in the following circumstance:

9.1 Occurrence of Force Majear events;

9.2 The Property is confiscated or expropriated by government;

9.3 Mutually agreed by the Parties.

If the Lease is terminated under this Article, the Parties shall discuss the compensation between them due to the termination.

10. Party A’s Liabilities

10.1 In the event that Party A is unable to provide the Property at the agreed time, Party B is entitled to terminate this Lease and Party A shall be liable for a liquidated damage in equivalent to 3% of the annual rent of the Property. If the liquidated damages is not adequate for coverage of Party B’s losses suffered thereof, Party A shall also be responsible for compensation of the uncovered losses.

10.2 In the event Party A withdraws the Property before expiration of the Lease, he shall be responsible for compensating all the costs incur in relation to Party B’s affiliated construction, facilities and equipments as well as decoration, and in the meantime liable for a liquidated damage in equivalent to 20% of the total costs. If the liquidated damage is not adequate for coverage of Party B’s losses suffered thereof, Party A shall also be responsible for compensation of the uncovered losses.

If the Lease becomes invalid due to Party A’s failure in respect of the title and ownership of the Property, Party A shall be liable for all the losses Party B suffers thereof.

In the event Party A transfer the Property in violation of the Lease, Party B’s rights and interests under this Lease shall not be affected and Party A shall be responsible for all disputes arising thereof .

11. Party B’s Liabilities

During the term of the Lease, Party A is entitled to terminate the Lease and to Party B’s liquidated damage in equivalent to 3% of the annual rent of the Property. If the liquidated damages is not adequate for coverage of Party A’s losses suffered thereof, Party B shall also be responsible for compensation of the uncovered losses.

11.1 Use the Property for illegal activities;

11.2 failure of payment of the rent due over 6 months without reasons.

12. For anything not included in this Lease, the Parties may conclude additional terms as attachment to this Lease.

 13. Disputes Resolution

All disputes arising out of or in connection with this Lease shall be, if cannot be settled firstly through negotiation and mediation, submitted to Shenzhen Arbitration Commission for arbitration in accordance with its rules then effective in Shenzhen City.

14. The Lease shall be effective as of the date it is executed by the Parties.

15. This Lease shall be executed in 4 originals with equal effect. Each Party shall hold 2 originals.

Party A: Shenzhen OUR International Development Co. Ltd.	Representative:

Party B: Shenzhen Hyper Technology Inc.	Representative:

Signing Dateæ Feb. 15, 2007

Signing Placeæ Shenzhen